Exhibit 99.1

News Release

Enbridge Energy Partners Reports 2011 Results of Operations

HOUSTON, TX March 13, 2012—Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today announced its results for the fourth quarter and full year 2011. The Partnership’s key financial results compared to the same period in 2010, were as follows:

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Net income (loss)	$227.4	$(47.5)	$624.0	$(198.5)
Net income (loss) per unit (2)	0.64	(0.26)	1.99	(1.09)
Adjusted EBITDA (1)	295.4	266.7	1,182.9	1,075.5
Adjusted net income	116.4	89.3	464.6	422.0
Adjusted net income per unit (2)	0.32	0.29	1.39	1.45

(1)	Includes non-controlling interest
(2)	Adjusted for the 2-for-1 unit split effective April 21, 2011

Adjusted net income reported above eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the incidents on Lines 6A and 6B; (b) cash settlements from historical measurement recoveries; (c) non-cash, mark-to-market net gains and losses; and (d) cumulative adjustments associated with accounting misstatements at our natural gas liquids (“NGL”) trucking and marketing subsidiary recognized in the current year; among other adjustments. Refer to the Non-GAAP Reconciliations table for a detailed description of adjustments.

Adjusted net income for the year was 10 percent higher than adjusted net income in 2010 due to the growth in both our Liquids and Natural Gas businesses. This increase was the result of higher volumes on our liquids pipeline systems and the integration of the Elk City natural gas gathering and processing system we acquired in late 2010. Adjusted net income of $116.4 million for the fourth quarter of 2011 exceeded the $89.3 million from the same period last year.

“We made solid progress on our crude oil, NGL, and natural gas growth strategies during the year. We increased our distribution to $2.13 per unit (annualized), or approximately 3.6 percent over the prior year and in-line with our 2 to 5 percent annual growth target,” said Mark Maki, president of the Partnership.

“We have a robust organic growth program in both our Liquids and Natural Gas businesses. The Partnership’s Lakehead system is ideally positioned to benefit from Enbridge Inc.’s liquids market access initiatives, namely the U.S. Gulf Coast and Eastern extension. These projects are being driven by the strong outlook for Canadian oil sands and Bakken crude oil production, which will increase utilization of our crude oil mainline system. Expansion of our North Dakota system to meet the needs of our Bakken customers remains a focus. In our natural gas business, we brought the Allison plant into service during the fourth quarter and began construction of the Ajax plant, both of which are strategically located in the liquids rich Granite Wash region. The future of the Partnership remains very bright as these organic growth opportunities will be accretive and contribute toward achieving our distribution growth targets,” added Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Operating revenue	$2,076.7	$2,168.2	$9,109.8	$7,736.1
Operating expenses:
Cost of natural gas	1,603.9	1,713.1	7,100.1	5,963.3
Environmental costs, net of recoveries	(158.1)	119.8	(113.3)	600.8
Oil measurement adjustments	(1.9)	5.8	(63.4)	5.6
Operating and administrative	189.0	165.3	705.0	576.5
Power	37.6	35.6	144.8	141.1
Depreciation and amortization	82.9	86.0	339.8	311.2
Impairment charge	—	—	—	10.3
Operating income	323.3	42.6	996.8	127.3
Interest expense	84.0	75.8	320.6	274.8
Other income	0.5	1.4	6.5	17.5
Income (loss) before income tax expense	239.8	(31.8)	682.7	(130.0)
Income tax expense	0.2	0.4	5.5	7.9
Net income (loss)	239.6	(32.2)	677.2	(137.9)
Less: Net income attributable to non-controlling interest	12.2	15.3	53.2	60.6
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$227.4	$(47.5)	$624.0	$(198.5)
Less: Allocations to General Partner	52.4	16.9	103.5	61.6
Net income (loss) allocable to Limited Partners	$175.0	$(64.4)	$520.5	$(260.1)
Weighted average Limited Partner units (millions) (1)	276.4	246.1	262.3	239.1
Net income (loss) per Limited Partner unit (dollars) (1)	$0.64	$(0.26)	$1.99	$(1.09)

(1)	Adjusted for the 2-for-1 unit split issued April 21, 2011

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended December 31, 2011 with the same period of 2010. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2011	2010	2011	2010
Liquids	$161.5	$128.9	$627.0	$592.5
Natural Gas	51.4	49.1	216.7	148.0
Marketing	(1.2)	2.1	(1.5)	10.4
Corporate	0.3	(0.8)	(2.2)	(4.1)
Adjusted operating income	$212.0	$179.3	$840.0	$746.8

Liquids – For the three month period ended December 31, 2011, adjusted operating income for the Liquids segment increased to $161.5 million from $128.9 million for the comparable period in 2010. The adjusted operating income for the three month period ended December 31, 2011 was impacted primarily by both an increased transportation rate on our Lakehead system and higher average daily volumes delivered on all of our major liquids systems. The indexed transportation rates, that became effective in July 2011, increased by 6.9 percent in connection with the annual index rate ceiling adjustment.

The increases in average daily volumes on all of our major liquids systems were primarily the result of improved market fundamentals and continued supply growth from the respective producing basins where our assets are strategically positioned.

Offsetting the improved adjusted operating income for our liquids segment were increased power costs that are associated with the greater throughput and higher depreciation expense resulting from our expanded pipeline systems.

Liquids Systems Volumes	Three months ended December 31,		Twelve months ended December 31,
(thousand barrels per day)	2011	2010	2011	2010
Lakehead	1,742	1,658	1,700	1,655
Mid-Continent	228	223	226	212
North Dakota	219	167	197	165
Total	2,189	2,048	2,123	2,032

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $51.4 million for the three month period ended December 31, 2011, an increase of $2.3 million from the $49.1 million for the same period in 2010. Adjusted operating income from our Anadarko system was slightly higher than the comparable period of 2010 as the system benefited from overall production growth in the Granite Wash region, partially offset by contractual payments to producers for unprocessed natural gas. Our East Texas system benefited from new assets placed in service, and our North Texas system was impacted by lower natural gas volumes over the same period in the prior year.

Natural Gas Throughput	Three months ended December 31,		Twelve months ended December 31,
(MMBtu per day)	2011	2010	2011	2010
East Texas	1,335,000	1,337,000	1,378,000	1,259,000
Anadarko	1,030,000	955,000	1,013,000	711,000
North Texas	327,000	361,000	337,000	356,000
Total	2,692,000	2,653,000	2,728,000	2,326,000

Marketing – The Marketing segment reported an adjusted operating loss of $1.2 million for the three month period ended December 31, 2011, a decrease of $3.3 million from the $2.1 million of adjusted operating income for the same period of 2010. The decrease is attributable to narrower natural gas price differentials between market centers.

Partnership Financing – In December 2011, the Partnership closed an underwritten public offering and sale of 9,775,000 of its Class A Common Units, including an over-allotment option, at a sales price to the public of $30.85. The Partnership received proceeds, net of underwriting commissions and offering costs, of approximately $298.1 million, which were used to fund a portion of our capital expansion projects and for general partnership purposes.

In November 2011, Enbridge Energy Management, L.L.C. completed a private placement of 860,684 listed shares, representing limited liability company interests in Enbridge Energy Management with limited voting rights, at a price of $29.86 per listed share. Enbridge Energy Management received proceeds of $25.5 million which were subsequently invested in an equal number of our i-units. We used the proceeds to finance a portion of our capital expansion projects and for general corporate purposes.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its fourth quarter and full year 2011 financial results in an Internet presentation, commencing at 9 a.m. Eastern Time on March 15, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternative Webcast link:

http://www.media-server.com/m/p/gjz65w4m

The audio portion of the presentation will be accessible by telephone at (866) 831-6267 (Passcode: 16151148) and can be replayed until May 31, 2012 by calling (888) 286-8010 (Passcode: 23965141). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Net income (loss)	$239.6	$(32.2)	$677.2	$(137.9)
Lines 6A and 6B incident expenses, net of recoveries	(160.0)	120.0	(117.0)	595.0
Lines 6A and 6B incident lost revenues	—	—	—	16.0
Lawsuit settlement	—	—	(9.0)	—
Oil measurement adjustments	—	—	(52.2)	—
Impact from unusual winter conditions	—	—	9.2	—
Impairment charges	—	—	—	10.3
Expired joint tariff revenues	—	—	—	(6.9)
Option premiums	6.8	—	6.8	—
Trucking and NGL Marketing Prior Period Adjustment	18.4	—	32.9	—
Noncash derivative fair value (gains) losses
-Liquids	24.1	2.9	(14.4)	2.8
-Natural Gas	0.2	10.1	(15.8)	(4.4)
-Marketing	(0.8)	3.7	(0.7)	6.7
-Corporate	0.3	0.1	0.8	1.0
Net income attributable to non-controlling interest	(12.2)	(15.3)	(53.2)	(60.6)
Adjusted net income	116.4	89.3	464.6	422.0
Less: Allocations to General Partner	27.6	19.7	100.3	74.0
Adjusted net income allocable to Limited Partners	88.8	69.6	364.3	348.0
Weighted average units (millions) (1)	276.4	246.1	262.3	239.1
Adjusted net income per Limited Partner unit (dollars) (1)	$0.32	$0.29	$1.39	$1.45

(1)	Adjusted for the 2-for-1 unit split issued April 21, 2011.

Liquids	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income (loss)	$297.4	$6.0	$816.2	$(24.7)
Lines 6A and 6B incident expenses, net of recoveries	(160.0)	120.0	(117.0)	595.0
Lines 6A and 6B incident lost revenues	—	—	—	16.0
Impairment charges	—	—	—	10.3
Lawsuit settlement	—	—	(5.6)	—
Oil measurement adjustments	—	—	(52.2)	—
Expired joint tariff revenues	—	—	—	(6.9)
Noncash derivative fair value (gains) losses	24.1	2.9	(14.4)	2.8
Adjusted operating income	$161.5	$128.9	$627.0	$592.5

Natural Gas	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income	$26.0	$39.0	$183.6	$152.4
Impact from unusual winter conditions	—	—	9.2	—
Option premiums	6.8	—	6.8	—
Trucking and NGL Marketing Prior Period Adjustment(1)	18.4	—	32.9	—
Noncash derivative fair value (gains) losses	0.2	10.1	(15.8)	(4.4)
Adjusted operating income	$51.4	$49.1	$216.7	$148.0

(1)

In 2011, operating income is understated by a cumulative $32.9 million, $14.5 million of which is adjusted in the first nine months of 2011 and the remaining $18.4 million was corrected in the fourth quarter.

Marketing	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income (loss)	$(0.4)	$(1.6)	$(0.8)	$3.7
Noncash derivative fair value (gains) losses	(0.8)	3.7	(0.7)	6.7
Adjusted operating income (loss)	$(1.2)	$2.1	$(1.5)	$10.4

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended December 31,		Twelve months ended December 31,
(unaudited, dollars in millions)	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$393.0	$(33.9)	$1,045.6	$377.9
Lines 6A and 6B incident expenses	40.0	120.0	218.0	595.0
Lines 6A and 6B incident lost revenues	—	—	—	16.0
Expired joint tariff revenues	—	—	—	(6.9)
Changes in operating assets and liabilities, net of cash acquired	37.5	231.3	114.2	419.3
Interest expense (1)	83.7	75.7	319.8	273.8
Income tax expense	0.2	0.4	5.5	7.9
Settlement of interest rate swaps/treasury locks	—	—	18.8	3.0
Environmental liabilities, net of insurance recoveries	(276.5)	(119.3)	(506.2)	(600.8)
Impact from unusual winter conditions	—	—	9.2	—
Lawsuit settlement	—	—	(9.0)	—
Oil measurement adjustments	—	—	(52.2)	—
Trucking and NGL Marketing Prior Period Adjustment	18.4	—	32.9	—
Other	(0.9)	(7.5)	(13.7)	(9.7)
Adjusted EBITDA	$295.4	$266.7	$1,182.9	$1,075.5

(1)

Interest expense excludes unrealized mark-to-market net losses of $0.3 million and losses of $0.8 million for the three and twelve month periods ended December 31, 2011, respectively. Included in interest expense for the three and twelve month periods ended December 31, 2010 is unrealized mark-to-market net losses of $0.1 million and losses of $1.0 million, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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